Exhibit 23.3

[LETTERHEAD OF VENABLE LLP]

November 30, 2006

Monmouth Real Estate Investment Corporation

3499 Route 9 N, Suite 3-C

Juniper Business Plaza

Freehold, New Jersey 07728

Re:	Registration Statement on Form S-3
Registration No. 333-136896

Ladies and Gentlemen:

We hereby consent to the use of the name of our firm in the section entitled “Legal Matters” in the Prospectus Supplement, dated November 30, 2006, to the Prospectus, dated October 3, 2006, that forms a part of the above-referenced Registration Statement, and all amendments thereto, in the form in which it was transmitted to the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/S/ VENABLE LLP